Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-292526

Prospectus Supplement No. 6

(To Prospectus Dated January 12, 2026)

Robo.ai Inc.

Up to 7,525,000 Class B Ordinary Shares

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated January 12, 2026, which forms a part of our registration statement on Form F-1 (Registration No. 333-292526), as amended and supplemented, with the information contained in our current report on Form 6-K furnished with the U.S. Securities and Exchange Commission on May 7, 2026. The prospectus relates to the potential offer and sale from time to time by the selling securityholders named therein or their pledgees, donees, transferees, assignees, or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of up to 7,525,000 Class B ordinary shares, par value US$0.002 per share, of Robo.ai Inc.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information therein and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class B ordinary shares are listed on the Nasdaq Stock Market LLC, or Nasdaq, under the ticker symbol “AIIO.” On May 6, 2026, the closing price of our Class B ordinary shares on Nasdaq was US$0.5956.

We may further amend or supplement the prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus, this prospectus supplement, and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 17 of the prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 7, 2026.